Exhibit 3.34

CZT/ACN TRADEMARKS, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 28, 1996

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Schedule A	Associated Marks Countries
Schedule B	Common Heritage Trademarks
Schedule C	Addresses of Members
Exhibit A	Form of Master Trademark Agreement I (Cognizant)
Exhibit B	Form of Master Trademark Agreement II (ACNielsen)

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CZT/ACN TRADEMARKS, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 28, 1996, between COGNIZANT CORPORATION, a Delaware corporation (“Cognizant”) and ACNIELSEN CORPORATION, a Delaware corporation (“ACNielsen”).

Preliminary Statement

The parties hereto are executing this Limited Liability Company Agreement (the “Agreement”) for the purpose of forming CZT/ACN Trademarks, L.L.C. (the “Company”) pursuant to the provisions of the LLC Act (as defined below).

Agreement

Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” with respect to any person means (i) any other person who controls, is controlled by or is under common control with such person, (ii) any director, officer, partner or employee of such person or any person specified in clause (i) above or (iii) any immediate family member of any person specified in clause (i) or (ii) above.

“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented, modified or restated from time to time.

“Associated Marks Countries” means each of the countries or authorities listed on Schedule A hereto, and any country or authority so designated in the future and appended to Schedule A, where, in the opinion of counsel for the Company with expertise in the law prevailing in the relevant jurisdiction, the pertinent laws, rules and/or regulations either (a) would not permit the ownership of multiple trademarks or service marks containing, referring to, incorporating or derived from the “NIELSEN” name or “split-N” symbol by unrelated entities without substantial jeopardy to their validity or enforceability, or (b) would be substantially likely to decline to register such trademarks or service marks in the future if applications for concurrent registration of such trademarks or service marks for similar goods or services or for goods or services in the same class were to be made by unrelated entities, for so long as either of conditions (a) or (b) shall, in the opinion of counsel for the Company with expertise in the law prevailing in the relevant jurisdiction, continue to exist.

“Certificate” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Heritage Trademarks” means all right, title and interest in, to and under the trademarks and service marks listed on Schedule B; all trademarks or service marks consisting of the “NIELSEN” name or “split-N” symbol, standing alone; and all now existing or hereafter created trademarks or service marks incorporating, referring to or derived from the “NIELSEN” name or “split-N” symbol in the Associated Marks Countries, including all registrations, applications and common-law rights related thereto, all goodwill of any business appertaining thereto, and all other rights and privileges associated therewith including the right to apply to renew registrations or other legal protections, and the right to sue at law or in equity for any infringement or other impairment thereof.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company, including, but not limited to, the Common Heritage Trademarks and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

“Dissolution Event” means any event which would cause a dissolution of the Company pursuant to Section 18-801 of the LLC Act.

“Distribution Agreement” means the Distribution Agreement dated as of October 28, 1996, among the Members and the Dun & Bradstreet Corporation.

“Distribution Date” has the meaning ascribed in the Distribution Agreement.

“Fiscal Period” means each fiscal quarter or such other period as may be established by the Members acting pursuant to a Member Consent.

“IP Agreement” means the Intellectual Property Agreement dated as of October 28, 1996, among the Members and the Dun & Bradstreet Corporation, and to which this Agreement is appended as Schedule I.

“License” means a license granted by the Company for the use of one or more Common Heritage Trademarks pursuant to a license agreement substantially in the form of Master Trademark Agreement I (for Cognizant) or Master Trademark Agreement II (for ACNielsen), which are appended to this Agreement as Exhibits A and B, respectively.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Member” means each of Cognizant and ACNielsen.

“Member Consent” means the approval of a matter by Members holding in the aggregate not less than 100% of the Interests in the Company.

“New Country” has the meaning set forth in Section 3.3.

“Organizational Expenses” means all reasonable out-of-pocket costs and expenses pertaining to the organization of the Company and the registration, qualification or exemption of the Company under any applicable federal, state or foreign laws, including fees of counsel to the Company and the Members.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“TAM Master Agreement” means the TAM Master Agreement dated as of October 28, 1996, between the Members.

“Transfer” shall have the meaning ascribed to such term in Section 7.1.

“Transferee” shall have the meaning ascribed to such term in Section 7.1.

SECTION 1.2 Terms Generally. The definitions in Section 1.1 shall, apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

General Provisions

SECTION 2.1 Formation. The Company is formed under the provisions of the LLC Act. The Company and each Member hereby ratifies the execution, delivery and filing of the certificate of formation of the Company and authorizes the execution, delivery and filing of any amendments and/or restatements thereof (collectively, the “Certificate”) and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by one Member of any of the foregoing certificates and (and any amendments and/or restatements thereof) shall be sufficient.

SECTION 2.2 Members. Schedule C hereto contains the address of each Member as of the date of this Agreement. Schedule C shall be revised by a duly authorized officer of the Company from time to time to reflect the admission or withdrawal of a Member, the transfer or assignment of interests in the Company and other modifications to or changes in the information set forth therein, all in accordance with the terms of this Agreement.

SECTION 2.3 Name. The Company shall conduct its activities under the name of CZT/ACN Trademarks, L.L.C. One or more Members acting pursuant, to a Member Consent shall have the power at any time to change the name of the Company; provided, that the name shall always contain the words “Limited Liability Company” or the letters “L.L.C.” or “LLC” and shall not contain the word “Nielsen” or the “split-N” symbol or any word derived from or incorporating such word. Such Members shall give prompt notice o£ any such change to each Member.

SECTION 2.4 Term. The term of the Company shall commence on the date of filing the certificate of formation of the Company in accordance with, the Act and shall continue perpetually unless sooner dissolved, wound up and terminated in accordance with Article VI.

SECTION 2.5 Purpose; Powers. The fundamental purpose of the Company is to assist the Members in achieving their legitimate business purposes to the greatest extent possible while also preserving the integrity and validity of the Common Heritage Trademarks and registrations and applications therefor owned by the Company, and minimizing the risk of confusion to any relevant group of consumers for any product or service associated with any Common Heritage Trademark.

(a) In furtherance of its purposes, the Company shall have the power: (i) to own exclusively, to preserve and to maintain each Common Heritage Trademark; (ii) to grant Licenses to each of Cognizant and ACNielsen, and to grant Licenses and permit each Member to sub-license such rights to use the Common Heritage Trademarks as have been or will be contributed by them to the Company, in each case in a manner consistent with this Agreement, Section 2.5 of the TAM Master Agreement (and any agreements entered into pursuant to such Section) and the IP Agreement; (iii) to apply for and own all future registrations and/or other legal protections for the Common Heritage Trademarks; (iv) to own and maintain the existing “nielsen.com” Internet domain name, and to provide and maintain an Internet or Web site using that domain name for the purpose of providing and maintaining “hyperlinks” to the principal Internet or Web sites maintained by each Member; (v) to engage in any other lawful business permitted by the LLC Act or the laws of any jurisdiction in which the Company may do business, consistent with the terms of this Agreement and the IP Agreement; and (vi) to do all things necessary or incidental to any of the foregoing.

(b) In furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, including the following:

(i) to invest and reinvest the cash assets of the Company in money-market or other short-term investments;

(ii) to have and maintain one or more offices within or without the State of Delaware, and, in connection therewith, to rent or acquire office space, engage personnel and compensate them and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(iii) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

(iv) to engage employees (with such titles and delegated responsibilities as may be determined), accountants, consultants, auditors, custodians, investment advisers, attorneys and any and all other agents and assistants, both professional and nonprofessional, and to compensate them as may be necessary or advisable;

(v) to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships, limited liability companies and joint ventures, whether foreign or domestic;

(vi) to enter into, make and perform all contracts, agreements and other undertakings as may be necessary or advisable or incident to carrying out its purposes;

(vii) to make and prosecute all filings and/or applications for registration or other legal protections with or before all appropriate governmental or regulatory-authorities, and to pay any applicable fees or taxes or other charges necessary to make, perfect, preserve or maintain all such filings, applications and/or registrations, as may be necessary or appropriate or incident to carrying out its purposes;

(viii) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(ix) to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash or investments or other property of the Company, or any combination thereof; and

(x) to borrow money, whether secured or unsecured, and to make, issue, accept, endorse and execute promissory notes, drafts, bills, of exchange and other instruments and evidences of indebtedness, all without limit as to amount, and to secure the payment thereof by mortgage, pledge, or assignment of, or security interest in, the assets then owned or thereafter acquired by the Company; and

(xi) to take such other actions necessary or incidental thereto as may be permitted under applicable law.

SECTION 2.6 Place of Business. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other office within the State of Delaware as is approved by a Member Consent. The Company shall maintain an office and principal place of business at such place as may from time to time be determined as its principal place of business as is approved by a Member Consent. The name and address of the Company’s registered agent as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801,

ARTICLE III

Management and Operation of the Company

SECTION 3.1 Management. (a) Except as otherwise provided herein, the management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested exclusively in the Members, and the Members shall exercise all powers necessary and convenient for the purposes of the Company, including those enumerated in Section 2.5, on behalf and in the name of the Company.

(b) Except as otherwise expressly provided in this Agreement, any action to be taken by the Company shall require a Member Consent before any Member shall have the power to so act for or bind the Company. Except as expressly provided in the relevant Member Consent, any action approved by a Member Consent may be taken by any Member on behalf of the Company.

(c) A Member shall not be obligated to abstain from voting on any matter or vote in any particular manner because of any interest or conflict of interest of such Member or any Affiliate thereof in such matter.

(d) Each Member agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, the approval of any proposed action of or relating to the Company by a Member Consent as provided herein shall bind each Member and shall have the same legal effect as the approval of each Member of such action.

SECTION 3.2 Certain Duties and Obligations of the Members. (a) No Member shall take any action or cause the Company to take any action, including the grant of any License or the grant of any assignment, sub-license, right or consent to use of any right pursuant to a License, that would conflict with the Member’s obligations under the IP Agreement or TAM Master Agreement or with the Company’s duties and obligations under this Agreement. Any Member Consent with respect to any application for registration or other legal protection for one or more Common Heritage Trademarks shall only be made upon notice, pursuant to Section 8.8, to all other Members. Any assignment, sub-license or grant by a Member of any right in a Common Heritage Trademark received by it pursuant to a License from the Company shall be subject to the provisions of this Agreement, including the provisions of Article IV, Section 2.5 of the TAM Master Agreement (and any agreements entered into pursuant to such Section) and the provisions of the IP Agreement, including Section 3.14 thereof with respect to any such assignment, sub-license or grant to a person not a party to the IP Agreement.

(b) No Member shall take any action so as to cause the Company to be classified for Federal income tax purposes as an association taxable as a corporation.

(c) No Member shall take, or cause to be taken, any action that would result in any Member having any personal liability for the obligations of the Company. The Members shall be under a duty as described herein to conduct the affairs of the Company in the best interests of the Company and of the Members including the safekeeping and use of all Company funds and assets and the use thereof for the exclusive benefit of the Company.

(d) The attached Schedule B indicates those now existing Common Heritage Trademarks that each Member currently owns or possesses rights to use, all of which have been or will be contributed by the Members (s) as indicated on Schedule B (with respect to each such Common Heritage Trademark) to the Company substantially contemporaneously with its formation, including those Common Heritage Trademarks in respect of which ACNielsen shall hold the application for registration in escrow for the benefit of the Company (the “Formation Trademarks”). Each Member shall take, or cause to be taken, all such actions that it or any other Member shall deem to be necessary, desirable or appropriate to achieve the complete and effective transfer to the Company of all right, title and interest in and to the Formation Trademarks, including the transfer to the Company by ACNielsen of any registration of a Common Heritage Trademark resulting from the applications to be held in escrow by it for the benefit of the Company, and shall cooperate fully with the Company in achieving such complete and effective transfer.

(e) As soon after the Distribution Date as is reasonably practicable, and in all events no later than six months after the Distribution Date, ACNielsen shall transfer ownership of the existing “nielsen.com” Internet domain name to the Company, and shall provide such technical assistance to the Company as may be necessary to permit the Company to provide and maintain an Internet or Web site, through computer systems maintained by ACNielsen or by a third party as the Members may determine, for the purpose of providing and maintaining “hyperlinks” to the principal Internet or Web sites maintained by each Member. Each Member shall provide to the Company all information and technical assistance concerning that Member’s principal Internet or Web site necessary to permit the Company to provide and maintain such “hyperlinks.”

SECTION 3.3 Certain Duties and Obligations of the Company. (a) The Company shall take all actions that are necessary and appropriate to preserve and maintain all of the Company’s right, title and interest in, to and under the Common Heritage Trademarks, and to preserve and maintain the quality of the Common Heritage Trademarks in a manner consistent with the high standards and reputation for quality associated with the “NIELSEN” name. The Company shall pay all expenses, including filing fees, maintenance fees and attorney’s fees, associated with the preservation of the Formation Trademarks. Expenses associated with Common Heritage Trademarks that are not Formation Trademarks shall be paid in accordance with the terms of Section 3.3(c) and (d) below.

(b) The Company shall preserve and maintain the existing “nielsen.com” Internet domain name, and shall provide and maintain an Internet or Web site for the purpose of providing “hyperlinks” to the principal Internet or Web sites maintained by each Member. The Company shall pay all expenses, including domain name registration maintenance fees, Web site maintenance expenses, computer system and administrative expenses, associated therewith.

(c) The Company shall apply for, prosecute and otherwise seek to obtain, and shall be the recipient and exclusive owner of, all registrations and other legal protections that are necessary, desirable or appropriate to obtain all right, title and interest in, to and under any Common Heritage Trademark that is not a Formation Trademark that any Member shall in future use and/or register or seek to use and/or register in an Associated Marks Country identified on Schedule A, provided that such use or registration is permitted by and consistent with all other terms of this Agreement and the IP Agreement. The Member initiating the filing of any such application by the Company shall be deemed to have contributed any such Common Heritage Trademark to the Company and shall pay all expenses, including filing fees, maintenance fees and attorney’s fees, associated therewith.

(d) In the event that any Member desires to use or to apply to register any new trademark or service mark incorporating, referring to or derived from the “NIELSEN” name or “split-N” symbol in a country or with an authority where no such trademark or service mark has previously been used, registered, or applied for (a “New Country”), and if Member Consent is obtained with regard to such use (which Member Consent shall not be withheld if such use is permissible under the terms of this Agreement and the IP Agreement), the Company shall obtain an opinion from counsel with expertise in the law prevailing in the relevant “jurisdiction as to whether the New Country should be considered an Associated Marks Country. If counsel determines that the New Country should be considered an Associated Marks Country, such New Country shall be appended to Schedule A; any such trademark or service mark that a Member desires to use or register in the New Country shall be deemed a Common Heritage Trademark (subject to Section 3.3 (f)) ; and the Company shall apply for, prosecute and otherwise seek to obtain the contemplated registration as a Common Heritage Trademark to be owned exclusively by the Company. The Member desiring to use or apply for registration of such trademark or service mark in a New Country shall pay the fees of counsel rendering the necessary opinion to the Company, and if the New Country is determined to be an Associated Marks Country, shall be deemed to have contributed those Common Heritage Trademark(s) that Member desires to use or register to the Company and shall pay all expenses, including filing fees, maintenance fees and attorney’s fees associated therewith. Any subsequent use or registration of any other Common Heritage Trademark in such New Country shall be made pursuant to the provisions of Section 3.3(c) above.

(e) The Company shall bring an Action (as defined in the Distribution Agreement) at the request of any Member (not subject to Member Consent) against a third party for any Infringement (as defined in the IP Agreement) of the Common Heritage Trademarks. The Member initiating the Company’s commencement of such an Action shall pay all expenses associated therewith, including filing fees, costs of suit and attorney’s fees. The Members agree to cooperate with each other and with the Company, at their own expense, as may be necessary or as they may deem it appropriate to do so in the prosecution or defense of such an Action. The Company shall not, without Member Consent, settle, compromise, abandon, release or withdraw its claims in such Action in any manner that would tend to diminish the value or impair the enforceability of any Common Heritage Trademark in any country.

(f) Upon written request by a Member, the Company shall assign and distribute to each Member such rights in and to use each Common Heritage Trademark as have been or may in the future be contributed by each Member to the Company in each Associated Marks Country designated in such request, except any Common Heritage Trademark consisting of the “NIELSEN” name standing alone or “split-N” symbol standing alone, provided that the provisions of Section 3.08 of the IP Agreement with respect, to any such assignment and distribution are satisfied. Unless otherwise agreed, the Member requesting such assignment or distribution shall pay all expenses, including filing fees, transfer taxes and attorney’s fees (including the fees of counsel rendering the necessary opinion to the Company), associated therewith.

ARTICLE IV

Licenses from the Company to Members

SECTION 4.1 Grant of Licenses by Company.

(a) Transitional License to Members. The Company hereby grants to each Member a nonexclusive, royalty-free license (without right to sub-license to any person not a party to the IP Agreement) to use the “NIELSEN” name standing alone and “split-N” symbol standing alone in any usage for which such Member is currently using such name or symbol, including usage of such name as part of electronic mail or messaging addresses for its employees using existing systems, for a period of six months subsequent to the Distribution Date (as defined in the Distribution Agreement) or under the circumstances specified in Section 2.14 (b) (iii) of the Distribution Agreement.

(b) Limitations on Licensed Property. The Company shall not license to any non-Member any right to use the “NIELSEN” name standing alone or the “split-N” symbol standing alone, in any manner or for any purpose, including use as an Internet domain name or the equivalent or as the name or logo for a business, corporation, or other legal entity.

(c) Obligation to License Common Heritage Trademarks. The Company shall grant a License to each Member to use such rights in each Common Heritage Trademark as have been or will in the future be contributed by that Member to the Company, including any new Common Heritage Trademark contributed by that Member pursuant to this Agreement, to the extent permitted by and in a form consistent with all other terms of this Agreement and the IP Agreement. The Licenses to each Member pertaining to Formation Trademarks shall be executed within thirty calendar days after the Distribution Date. To the extent that the Company, Cognizant or ACNielsen does not execute any License within such period, such License shall be deemed to have been executed on the Effective Date by each of the Company and Cognizant or ACNielsen, as the case may be, in the form attached hereto, and shall be enforceable against each such party in accordance with its terms. Each Member shall prepare, execute, and file with any relevant authority (if necessary) as soon as is reasonably practicable all sub-licenses between such Member and any Subsidiaries or Affiliates of such Member or such other written instruments as may be necessary to ensure that any use made by any such Subsidiary or Affiliate of any Common Heritage Trademark, including the Formation Trademarks, in any particular jurisdiction is a licensed use, conforming to the terms of the License between the Company and that Member, and will not diminish the value or impair the enforceability of any Common Heritage Trademark in that jurisdiction. Each Member’s right to sub-license to any person not a Subsidiary or Affiliate of that Member pursuant to such License are set forth in Section 4.3 below.

SECTION 4.2 Reservation of Rights. All rights not expressly granted by the Company pursuant to Section 4.1 or a License are reserved to the Company. Cognizant and ACNielsen disclaim any right to use any Common Heritage Trademark except in accordance with the express terms of this Agreement and the IP Agreement.

SECTION 4.3 Other Licensees. During the term of this Agreement, the Company shall not grant a license to use any Common Heritage Trademark to any non-Member, except to a Subsidiary or an Affiliate of a Member or to a joint venture in which a Member has an equity interest, at that Member’s request and if that Member is itself entitled to such a license pursuant to the terms of this Agreement. The Licenses to be granted by the Company to each Member shall provide that no Member may grant any sub-license or right to use any Common Heritage Trademark outside the jurisdiction in which it has been registered or an application has been filed. The Licenses to be granted by the Company to the Members shall otherwise allow each Member to grant to any person or entity (whether or not related to such Member), sub-licenses or rights to use those rights in such Common Heritage Trademarks as have been or will in the future be contributed by that Member to the Company, subject to the provisions of Section 2.5 of the TAM Master Agreement (and any agreement entered into pursuant to such Section) and subject to all pertinent provisions of this Agreement and the IP Agreement, including Section 3.14 thereof.

SECTION 4.4 Form of Use. (a) Each Member agrees to use the Common Heritage Trademarks only pursuant to a License and in good faith and in a dignified manner, consistent with the high standards of, and reputation for quality associated with the “NIELSEN” name, and in accordance with good trademark practice in every country in which these marks are used.

(b) Except as may be required by law or as may otherwise be permitted, by this Agreement or the IP Agreement, each Member agrees not to adopt or use any variation of any Common Heritage Trademark in any jurisdiction that may be perceived in such jurisdiction, as similar to or confusing with such Common Heritage Trademark.

(c) Each Member agrees to include on all displays to third parties of the Common Heritage Trademarks all notices and legends required by applicable law or regulations, including without limitation those relating to preservation of trademarks and those reasonably requested by the Company.

(d) Each Member agrees to comply fully with all of the terms and conditions set forth in any License to which it is a party.

ARTICLE V

Income and Expenses

SECTION 5.1 Income. If any income is paid to, or imputed from, a Member to the Company the gross amount of such income shall be allocated to such Member.

SECTION 5.2 Expenses. Each Member shall pay one-half (50%) of Organizational Expenses, expenses incurred in accordance with Section 3.3 (a) and Section 3.3 (b) and all other expenses of the Company incurred in accordance with this Agreement, except as otherwise expressly provided herein, including, without limitation, pursuant to Sections 3.3 (c) through (f) inclusive.

SECTION 5.3 Allocation of Expenses. All such expenditures that are paid, or otherwise reimbursed, by a Member out of its own funds, shall be allocated entirely to such Member. If the amount of any such expenditures must be capitalized (rather than expensed and deducted) for United States federal income tax purposes, the amount of any amortization deductions attributable to an increase in the tax basis of a Common Heritage Trademark that results from the capitalization of such expenditures shall be allocated entirely to the Member that paid, or otherwise reimbursed, such expenditures out of its own funds.

ARTICLE VI

Dissolution

SECTION 6.1 Dissolution. (a) The Company shall exist perpetually, except in the event of unanimous agreement of the Members to dissolve and subsequently terminate the Company.

(b) The Company shall not be dissolved upon the occurrence of a Dissolution Event, including the bankruptcy of a Member, that terminates the continued membership of a Member in the Company if (i) after the occurrence of such event there are at least two Members of the Company, or (ii) within 90 days after the occurrence of such event, the remaining Member or Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of one or more additional Members of the Company.

(c) No Member shall take any action that would result in the dissolution of the Company unless prior thereto such Member has given notice to the remaining Members and the remaining Members have entered into binding arrangements that will, in the opinion of counsel to the Company, result in the continued existence of the Company notwithstanding the taking of such action.

ARTICLE VII

Transfer of Member’s Interests; Rights of First Refusal

SECTION 7.1 Restrictions on Transfer of Company Interests. No Member may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its interest in the Company (a “Transfer”) to any person, except in the event of a change of control of such Member or in connection with a sale by such Member of assets to which the Common Heritage Trademarks relate.

SECTION 7.2 Other Transfer Provisions. (a) Any purported Transfer by a Member of all or any part of its interest in the Company in violation of this Article VII shall be null and void and of no force or effect.

(b) Except as provided in this Article VII, no Member shall have the right to withdraw from the Company prior to its termination and no additional Member may be admitted to the Company unless approved by a written Member Consent.

(c) Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a

Transferee as a substitute Member in place of the Member Transferring its interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any person as a substitute or additional Member shall be conditioned upon such person’s written acceptance and adoption of all the terms and provisions of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1 Other Activities Permitted. Except as expressly provided hereunder, this Agreement shall not be construed in any manner to preclude any Member or any of its Affiliates from engaging in any activity whatsoever permitted by applicable law, whether or not such activity might compete, or constitute a conflict of interest, with the Company.

SECTION 8.2 Article III of the Distribution Agreement shall govern the rights of the Members and the Company with respect to indemnification in connection with this Agreement. The term “Cognizant Liabilities” in that Article shall be read to include all Liabilities assumed by Cognizant pursuant to this Agreement. The term “ACNielsen Liabilities” in that Article shall be read to include all Liabilities assumed by ACNielsen pursuant to this Agreement. The term “D&B Indemnitees” in such Article shall be deemed to have been deleted and the Company substituted in lieu thereof. The term “Ancillary Agreements” used in connection with such Article shall be read to include this Agreement and all agreements into which the Company enters in connection with this Agreement.

SECTION 8.3 Dispute Resolution. Article VI of the Distribution Agreement shall govern the rights of the Members with respect to dispute resolution. The term “Agreement Dispute” in that Article shall be read to include all disputes arising out of or otherwise concerning this Agreement, the governance or management of the Company, and each Member’s duties and obligations arising thereunder or relating thereto.

SECTION 8.4 Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 8.3 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.

SECTION 8.5 Officers; Initial Member Consent. The Company and the Members on behalf of the Company and pursuant to a Member Consent, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as officers with titles, including, hut not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “director” and “chief financial officer,” as and to the extent authorized by the Members.

SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

SECTION 8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

SECTION 8.8 Access; Confidentiality. Neither the Company nor any Member shall use or permit the use of (without the prior written consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement or any agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (w) relates to or was acquired during the period up to the Distribution Date, (x) relates to any of this Agreement, the Distribution Agreement or any agreement contemplated hereby or thereby, (y) is obtained in the course of performing services for the other party pursuant to any such agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and no party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party’s auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

SECTION 8.9 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice may be in writing (including facsimile) and if in writing shall be given to any Member at its address or facsimile number shown in the Company’s books and records (including Schedule C hereto).

SECTION 8.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 8.11 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

SECTION 8.12 Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by each of the Members.

SECTION 8.13 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

SECTION 8.14 Representations and Warranties. Each Member represents, warrants and covenants to each other Member and to the Company that:

(a) such Member, if not a natural person, is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to conduct its business to the extent contemplated in this Agreement; and

(b) this Agreement has been duly authorized, executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member except as enforceability hereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally and by general equitable principles.

SECTION 8.15 Affiliates. Neither Member nor any Affiliate thereof shall be deemed to be an Affiliate of any other Member or any Affiliate thereof solely by reason of the Member’s ownership interest in the Company or the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the day and year first above written.

MEMBERS:

COGNIZANT CORPORATION

By:	/s/ Illegible
Name:
Title:

ACNIELSEN CORPORATION

By:	/s/ Illegible
Name:
Title: